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                                                                      EXHIBIT 12

                           TENNECO CREDIT CORPORATION
                         AND CONSOLIDATED SUBSIDIARIES

                        COMPUTATION OF RATIO OF EARNINGS
                                TO FIXED CHARGES
                                  (UNAUDITED)

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
                                                                 (THOUSANDS)
                                                                 THREE MONTHS
                                                                    ENDED
                                                                  MARCH 31,
                                                               ----------------
                                                                1994     1993
                                                               ------- --------
Net income.................................................... $17,923 $ 14,197
Add:
 Interest expense.............................................  35,826   42,049
 Income taxes.................................................  12,146    8,697
                                                               ------- --------
   Earnings as defined........................................ $65,895 $ 64,943
                                                               ======= ========
Fixed charges--interest expense............................... $35,826 $ 42,049
                                                               ======= ========
Ratio of earnings to fixed charges............................    1.84     1.54
                                                               ======= ========
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